UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2009

OXYGEN BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

2-31909
(Commission File No.)

Delaware	26-2593535
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

2530 Meridian Parkway, 3rd Floor, Durham, North Carolina 27713

(Address of principal executive offices)

(919) 806-4414

(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

See the discussion of options issued to Gregory Pepin under Item 5.02(d), below, which is incorporated herein.

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 24, 2009, the Board of Directors of Oxygen Biotherapeutics, Inc., adopted a resolution increasing the number of persons comprising the Board of Directors to six, and electing Gregory Pepin. Mr. Pepin has not been assigned to any committees of the board of directors.

On June 8, 2009, we entered into a securities purchase agreement with Vatea Fund, Segregated Portfolio, an investment fund formed under the laws of the Cayman Islands. Mr. Pepin is an Investment Manager for Vatea Fund, Segregated Portfolio. Mr. Pepin is also a Senior Vice President of Melixia SA, an investment management company based in Gland, Switzerland. Under the terms of the agreement, Vatea Fund purchased on July 10, 2009, 20 million shares of our restricted common stock at a price of $0.25 per share, or a total of $5 million. Furthermore, the agreement establishes milestones for the achievement of product development and regulatory targets and other objectives, after which Vatea Fund is required to purchase 60 million additional shares for $15 million. Including the initial investment in July 2009, and assuming all milestones are achieved in a timely manner, the agreement provides for the purchase of a maximum of 80 million shares being sold for $20 million. Vatea Fund was introduced to OBI largely through the efforts of Melixia. For its services, OBI agreed to pay Melixia cash in amount equal to 10% of the funds received at each closing under the agreement with Vatea Fund and shares of our common stock in an amount equal to 5% of the shares issued at each closing. At the first closing in July 2009, we paid to Melixia $500,000 and issued to it 1,000,000 shares of our common stock. Assuming all of the milestones under the financing agreement with Vatea Fund are achieved and all shares of our common stock are purchased by Vatea Fund under that agreement, we would pay to Melixia a total of $2 million and 4 million shares of our common stock. Under the agreement with Vatea Fund, we agreed to elect to the board of directors a person nominated by Vatea Fund after it purchased 40 million shares for $10 million. Vatea Fund had purchased 20 million shares for $5 million as of August 24, 2009, and we agreed to accelerate the election of Mr. Pepin, Vatea Fund’s nominee, to the board of directors to enhance our relationship with Vatea Fund.

As compensation for his agreement to serve as a director and for such service, we agreed to issue to Mr. Pepin an option to purchase 600,000 shares at an exercise price of $0.40 per share that expires August 23, 2012. Of these options 300,000 shares are vested, and the remaining options vest on the earlier of August 23, 2010, and the date Oxygen Biotherapeutics enters into a license agreement for one of its products or technologies (in each case subject to Mr. Pepin still serving as a director on such date).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXYGEN BIOTHERAPEUTICS, INC.

Date: August 26, 2009	By:	/s/ Chris J. Stern
Chris J. Stern, Chief Executive Officer